EXHIBIT 99.1

COATES INTERNATIONAL SIGNS $20,000,000 EQUITY PURCHASE AGREEMENT

Wall Township, NJ – (Marketwired – June 23, 2015) Coates International, Ltd. (OTC PINK: COTE) (the “Company”) is pleased to announce an agreement with Southridge Partners II LP (“Southridge”), which establishes a new $20 million credit financing mechanism. Proceeds from this agreement will be used to fund manufacturing operations which are already underway on a limited scale and for general working capital purposes.

Pursuant to this Equity Purchase Agreement, Southridge shall commit to purchase up to $20,000,000 of the Company's stock over the course of 36 months. The Company is registering 205,000,000 shares of common stock with the Securities and Exchange Commission (“SEC”) intended to be resold by Southridge as the Company accesses the funds in connection with this agreement. The equity line of credit will become available to the Company upon the registration statement being declared effective by the SEC. Details of the agreement can be found on the Company’s report being filed on Form 8-K with the Securities and Exchange Commission today.

George J. Coates, President and CEO, stated, “The funds will be accessed at our sole option, which shall be based on timing determined by our management, with the objective of achieving our business plan.”

There can be no assurance that the Company will be successful in any of its endeavors.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:

Coates International, Ltd.

Phone: 732-449-7717

Fax: 732-449-0764

www.coatesengine.com

www.mostadvancedengine.com